Exhibit 10.8

SHURGARD STORAGE CENTERS, INC.

NONQUALIFIED STOCK OPTION NOTICE OF GRANT

To:	Name	Date of Grant:	grant date

This grant of an option to purchase (#shares) shares of Class A Common Stock of Shurgard Storage Centers, Inc. (the “Company”) at the exercise price of $price per share is subject to all of the terms contained in the Shurgard Storage Centers, Inc. 200_ Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. This grant is for a nonqualified stock option.

Statement of Option Activity: A statement showing your stock option grant is attached for your information.

Vesting and Option Term: The option shall vest and become exercisable and expire according to the following schedule (subject to earlier expiration as explained below under Early Expiration):

Shares	Full Vest	Expires
# shares vesting
# shares vesting
# shares vesting
# shares vesting
Total Shares Granted

All further vesting of the option shall cease upon termination of your service with the Company or any of its subsidiaries for any reason.

Exercise of Option and Payment for Shares: The option may be exercised by delivering to the Company a properly completed and signed notice of exercise in the form prescribed by the Company, together with the exercise price for the shares for which the option is exercised, which may be paid as follows:

(a)	Cash or check;

(b)	Tendering shares of Class A Common Stock of the Company that have already been owned by you for at least six months and have a fair market value on the day prior to the exercise date equal to the exercise price; or

(c)	Delivery of a properly executed exercise notice together with irrevocable instructions to (i) a brokerage firm designated by the Company to promptly deliver to the Company an amount of sale or loan proceeds sufficient to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm.

Withholding Taxes: As a condition to the exercise of the option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

Transfer of Option: Except as provided in the next sentence, the option may not be assigned, pledged or transferred other than by will or by the applicable laws of descent and distribution. You may transfer all or any portion of the option by gift or by other transfer without consideration to either (i) your spouse, child or grandchild (“Immediate Family Member”) or (ii) any trust, partnership, or other entity in which you and/or one or more Immediate Family Members have a substantial beneficial interest. Any other attempt to assign, pledge or otherwise transfer the option or any right or privilege conferred thereby, and any sale, levy, attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

Early Expiration: The option will expire (i) immediately upon termination of your service for Cause (as defined in the Plan), (ii) three years after termination of your service as a result of Retirement, Early Retirement or Disability (as defined in the Plan) or as a result of death, or (iii) three months after termination of your service for any other reason, but in each case not later than the expiration date of the option set forth above under Vesting and Option Term.

Taxation of Options: Please review the Plan Summary for additional information on the tax consequences related to your option. You should seek advice from your own tax advisor when exercising the option and prior to the disposition of the shares issued upon the exercise of the option.